SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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ASPECT COMMUNICATIONS CORPORATION
(Name of Registrant as Specified in Its Charter)

SCEPTER HOLDINGS, INC.
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Scepter Holdings, Inc.
301 Commerce Street, Suite 2975
Fort Worth, Texas 76102

January 17, 2003

Dear Fellow Shareholders of Aspect,

Attached is the binding term sheet we sent to the Company today.

Regards,

Geoffrey Raynor
President

THE PARTICIPANTS IN ANY POTENTIAL SOLICITATION OF PROXIES RELATING HERETO ARE THE SAME AS THE PARTICIPANTS IDENTIFIED IN THE PRELIMINARY PROXY STATEMENT FILED BY SCEPTER HOLDINGS, INC. WITH RESPECT TO ASPECT COMMUNICATIONS CORPORATION ON JANUARY 15, 2003. ACCORDINGLY, SHAREHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING SUCH PARTICIPANTS AND THEIR INTERESTS FROM THE PRELIMINARY PROXY STATEMENT FILED BY SCEPTER HOLDINGS, INC. WITH RESPECT TO ASPECT COMMUNICATIONS CORPORATION ON JANUARY 15, 2003. SCEPTER HOLDINGS, INC. HAS NOT YET FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A DEFINITIVE PROXY STATEMENT RELATING TO THE COMPANY'S SPECIAL MEETING OF SHAREHOLDERS CURRENTLY SCHEDULED FOR JANUARY 21, 2003.  WHEN SUCH DEFINITIVE PROXY STATEMENT IS FILED, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY, AS IT WILL CONTAIN IMPORTANT INFORMATION.  SHAREHOLDERS MAY OBTAIN A COPY OF THE PRELIMINARY PROXY STATEMENT AND, ONCE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, A COPY OF THE DEFINITIVE PROXY STATEMENT AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV.

BINDING TERM SHEET

FOR A BRIDGE LOAN
AND
A RIGHTS OFFERING OR PRIVATE PLACEMENT
OF
THE SERIES B CONVERTIBLE PREFERRED STOCK
OF
ASPECT COMMUNICATIONS CORPORATION

JANUARY 17, 2003

This Binding Term Sheet ("Term Sheet") describes the material terms and provisions of (i) a $50 million bridge loan (the "Bridge Loan") and (ii) a rights offering ("Rights Offering") or, alternatively, a private placement relating to the Series B Convertible Preferred Stock (the "Series B Stock") of Aspect Communications Corporation (the "Company").

The Rights Offering will be structured in such a way that each shareholder of record of the Company will be entitled to purchase its pro-rata portion of the Series B Stock. There will be no over-subscription rights; however, if the Rights Offering is not fully subscribed, Scepter Holdings, Inc. or one of its related or associated entities (collectively, "Scepter") will purchase any unsubscribed shares of the Series B Stock (the "Unsubscribed Shares"). The purchase by Scepter of any Unsubscribed Shares or, if the Rights Offering cannot be completed within a reasonable time, the purchase by Scepter of Series B Stock in either the Full Private Placement or the Partial Private Placement (as described below) will be on terms to be set forth in a Standby Stock Purchase Agreement (the "Scepter Purchase Agreement"). The Scepter Purchase Agreement will be in substantially the same form and substance as the Preferred Stock Purchase Agreement dated November 14, 2002 between the Company and Vista Equity Fund II, L.P. (the "Vista Purchase Agreement"), to the extent applicable, except for certain terms of the Series B Preferred Stock set forth in this Term Sheet. In addition to the terms contained in this Term Sheet, the Rights Offering would be conducted based on standard terms and conditions for such an offering.

Except to the extent set forth herein, the terms of the Series B Stock are as set forth in the Company's Certificate of Incorporation and form of Certificate of Determination of Rights, Preferences and Privileges relating to the Series B Convertible Preferred Stock ("Certificate of Determination") that the Company filed as an exhibit to its 8-K filed with the SEC on November 20, 2002.

In consideration of Scepter's agreeing to terminate its proxy fights and plans to hold a special meeting to replace the current board of directors of the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Scepter agree to the terms, covenants, obligations and conditions set forth in this Term Sheet. This Term Sheet is intended to be a legally binding agreement between the Company and Scepter.

Placement of the Series B Stock
Rights Offering

The Company will obtain board approval of the Rights Offering (and the alternative private placement) and will prepare and file with the SEC a registration statement (the "Registration Statement") relating to the registration of the rights and the underlying Series B Stock and the common stock into which it converts within 45 days of the date of this Term Sheet. The Company will use its best efforts to cause the Registration Statement to be declared effective by the SEC within 90 days after the date of the initial filing of the Registration Statement and to complete the Rights Offering within 60 days thereafter.

In the event the Rights Offering is not fully subscribed, Scepter will purchase any Unsubscribed Shares pursuant to the terms of the Scepter Purchase Agreement.

Full Private Placement

If the Company is unable in good faith to effect the Rights Offering for any reason within a reasonable time, as determined by the Company in its reasonable discretion, the Company will sell and Scepter will purchase all of the Series B Stock pursuant to the terms of the Scepter Purchase Agreement (the "Full Private Placement"). The Company and Scepter agree to use best efforts to obtain shareholder approval for the Full Private Placement as soon as is reasonably practicable after the Company determines in good faith that it is unable to effect the Rights Offering within a reasonable time.

Partial Private Placement

If the Company is unable to effect the Rights Offering for any reason and the Full Private Placement by reason of the failure of shareholders to approve the Full Private Placement, the Company will sell and Scepter will purchase as much of the Series B Stock as is permissible without requiring shareholder approval pursuant to the terms of the Scepter Purchase Agreement (the "Partial Private Placement").

Vista Purchase Agreement	The Company will terminate the Vista Purchase Agreement pursuant to Section 10.1(g) thereof.

Series B Stock Terms
Number of Shares	50,000 shares of Series B Convertible Preferred Stock.
Subscription Price	The subscription price per share of the Series B Stock in the Rights Offering will be $1,000.
Non-transferability	The right to purchase the Series B Stock will be non-transferable.
Rank

The Series B Stock will rank senior to all classes of the Company's common stock and, if ever issued, the Company's Series A Participating Preferred Stock ("Series A") and to each other class or series of capital stock of the Company now or hereafter established with respect to dividend rights and rights on liquidation.

Liquidation Value	$1,000 per share.
Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company (including a sale of all or substantially all of the assets of the Company or a merger, consolidation, stock sale or other transaction that would result in a change of control of the Company), the holders of the Series B Stock will be entitled to receive out of the assets available for distribution to the Company's shareholders, before any distribution of assets is made to holders of common stock or Series A upon liquidation, liquidating distributions equal to the greater of (1) 100% of the Liquidation Value (as adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B Stock) or, in the case of a liquidation event which is also a change of control, 125% of the sum of the Liquidation Value (as adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B Stock), plus accrued and unpaid dividends, and (2) the amount such holder would have received if the Series B Stock had been converted to common stock immediately before the liquidation event. After payment of the full amount of the liquidating distributions to which holders of the Series B Stock are entitled, the Company's remaining assets available for distribution shall be distributed pro rata among the holders of the common stock and, if ever issued, the Series A.

Dividends

The holders of record of the Series B Stock will be entitled to receive cumulative dividends on each share of Series B Stock, which shall accrue on a daily basis at an annual rate equal to 10% of the Liquidation Value, plus accumulated and unpaid dividends; provided that the Company shall be entitled to pay up to 50% of any accrued and unpaid dividend in the form of common stock. Additionally, holders of the Series B Stock shall be entitled to receive dividends paid on the common stock, if any, based on the number of shares of common stock into which such holder's shares of Series B Stock would then convert. In the event that shares of Series B Stock are converted into shares of the Company's common stock, then following such conversion, the holder thereof shall have no further right to receive dividends with respect to such Series B Stock and all accrued but unpaid dividends will be forfeited.

Conversion; Anti-Dilution

Each share of Series B Stock is initially convertible, at the holder's option at any time, into the number of shares of common stock equal to the Liquidation Value divided by $2.50, subject to adjustment as described below. There will be no change to the conversion ratio subsequent to issuance of the Series B Stock based upon the trading price of the Company's common stock. The Series B Stock will contain anti-dilution adjustments for stock splits, stock dividends, combinations and other similar structural events and broad based weighted-average anti-dilution protection, subject to standard exceptions, with respect to issuances of capital stock (including options, warrants and convertible securities) at a price per share which is below the conversion price applicable to the Series B Stock then in effect.

In addition, in connection with an underwritten public offering of common stock pursuant to an effective registration statement under the Securities Act of 1933 in which the price per share of common stock paid by the public exceeds $8.00 (as such dollar amount may be adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of common stock after the date of this Term Sheet), the Company may elect to cause all or any portion of the outstanding shares of Series B Stock to be converted into common stock; provided that all the shares of common stock issued pursuant to such conversion are sold in such offering.

Redemption

On and after the tenth anniversary of the closing of the Rights Offering (or the alternative private placement), upon written request of any holders of Series B Stock, the Company will have an obligation to redeem each share of unconverted Series B Stock for cash at a redemption price equal to 125% of the Liquidation Value, plus accrued and unpaid dividends thereon.

Voting Rights

Holders of the Series B Stock will have the right to vote on all matters that the holders of common stock vote on, voting together with the holders of common stock as a single class. Each share of Series B Stock will be entitled to one vote for each share of common stock in which such share of Series B Stock could then be converted.

For so long as any (with respect to the first two bullet points below) or 10,000 (with respect to all bullet points below) shares of Series B Stock (or the equivalent underlying common stock issued upon conversion of such Series B Stock; provided that such conversion occurred within 15 days of the Company's declaration of a dividend to be paid on such Series B Stock and, provided further, that the date at such time is prior to November 14, 2012) remain outstanding, the affirmative vote of the holders of a majority of the outstanding Series B Stock, voting as a separate class, will be required for any action which:

  alters or changes the preferences, rights or powers of the Series B Stock;

  causes the Company to become subject to, or permits any of the Company's subsidiaries to become subject to, any agreement or instrument which by its terms would restrict the Company's right to comply with the terms of the Series B Stock;

  creates, authorizes or issues any capital stock that ranks prior to or pari passu with the Series B Stock;

  increases the authorized number of shares of Series B Stock; or

  enters into, amends, modifies or supplements, or permits any subsidiary of the Company to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of the Company's or any subsidiary's officers, directors, employees stockholders holding at least 2% of the Common Stock or affiliates or with any immediate family of any such individual or with any entity in which any such person or individual owns a beneficial interest, except for employment arrangements and benefit programs approved by the applicable board of directors of the Company or its subsidiaries or authorized committees thereof.

Right to Designate Directors

Except to the extent that the Series B Stock is entitled to vote together with the common stock and any other classes of stock of the Company with respect to the election of directors, the Series B Stock will not be entitled to separately elect members of the Company's board of directors.

Pre-emptive Rights

The holders of 5% or more of the Series B Stock will be entitled to pre-emptive rights such that each time the Company proposes to issue any shares of common stock or common stock equivalents (other than standard exceptions for dividends, conversion of currently outstanding securities and issuances to officers, directors and employees), the Company will offer to sell to such holders the number of shares that would be necessary to maintain such holders' ownership percentage.

Scepter Purchase Agreement Terms
Scepter Purchase Agreement

The purchase by Scepter of any Unsubscribed Shares or, if applicable, the purchase of Series B Stock in either the Full Private Placement or the Partial Private Placement will be at a purchase price per share of $1,000 and on the following other terms and conditions, which are qualified in their entirety by the actual terms of the Scepter Purchase Agreement:

  The purchase of the Unsubscribed Shares shall occur simultaneously with the closing of the Rights Offering. The purchase of Series B Stock in either the Full Private Placement or the Partial Private Placement shall occur on a date set by the Company in its reasonable discretion.

  The Scepter Purchase Agreement will contain standard representations and warranties from the Company, including, among other things, corporate organization, capitalization and due authorization, the sale and issuance of the Series B Stock, SEC filings, lack of undisclosed liabilities and material adverse changes, compliance with laws and obtaining third party approvals, and the status of intellectual property, third party contracts, tangible assets, inventory and real property. The Scepter Purchase Agreement will contain standard representations and warranties from the Scepter relating to, among other things, their status as accredited investors and their investment intent.

  The Company will agree to take or refrain from taking certain actions prior to the closing of the Rights Offering or, alternatively, the Full Private Placement or the Partial Private Placement, including, without limitation, the Company will conduct its business in the ordinary course of business and notify Scepter of the occurrence of certain events, and the Company will refrain from amending or modifying or attempting to amend or modify its bylaws or charter or any other document relating to the corporate governance of the Company.

  The Scepter Purchase Agreement will contain standard conditions to closing with respect to the obligations of Scepter, including, without limitation:

    the filing of the Certificate of Determination and the effectiveness of the registration statement relating to the Rights Offering, if applicable;

    the consummation of the Rights Offering, if applicable;

    the termination of the Vista Purchase Agreement;

    the absence of any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market or the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation on the extension of credit by lending institutions in the United States;

    the accuracy of the Company's representations and warranties contained in the Scepter Purchase Agreement;

    the Company's fulfillment, performance or compliance in all material respects with the covenants and conditions set forth in the Scepter Purchase Agreement and the related documents;

    the Company's receipt of written confirmation from Nasdaq that the authorization and issuance of the Series B Stock and the shares of the Company's common stock issuable upon conversion thereof will not violate certain Nasdaq rules and that Nasdaq will not object to the terms of the Series B Stock as set forth in the Certificate of Determination;

    the Company's receipt of certain consents and approvals required to be obtained in connection with the transactions contemplated hereby;

    the Company's delivery of certain documents and certificates to Scepter; and

    the absence of any occurrence, event or transaction with respect to the Company or its subsidiaries which, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on the Company's business.

Bridge Loan Terms
Bridge Loan

Upon the execution of this Term Sheet, Scepter will immediately escrow $50 million with its attorneys to be loaned to the Company pursuant to a Loan Agreement and Promissory Note (collectively, the "Loan Documents"). The Company and Scepter will use best efforts to execute the Loan Documents within one day after the execution of this Term Sheet, upon which, the escrowed amount shall be released to the Company as a loan and shall be governed by the terms of the Loan Documents. The following is a summary of the material terms and provisions of the Loan Documents, which are qualified in their entirety by the actual terms of the Loan Documents:

  Interest shall accrue on the Bridge Loan at LIBOR. Interest shall be paid quarterly.

  All amounts outstanding (including any accrued and unpaid interest) under the Bridge Loan shall become due and payable on the earlier of:

    45 days after the date of this Term Sheet if the board of directors of the Company has not approved the Rights Offering (and the alternative private placements) and filed the Registration Statement;

    The board of directors of the Company revoking its approval of the Rights Offering (and the alternative private placement), the board of directors of the Company approving an alternative financing transaction with a third party involving any securities of the Company or the Company entering into an alternative financing transaction with a third party involving any securities of the Company, if any of the foregoing occurs prior to the consummation of the Rights Offering, the Full Private Placement or the Partial Private Placement;

    Upon consummation of the Rights Offering;

    Upon consummation of the Full Private Placement; and

    Upon consummation of the Partial Private Placement, but only to the extent of the proceeds received by the Company in such Partial Private Placement (for example, if the Company receives $20 million from the Partial Private Placement, then only $20 million of the Bridge Loan will be required to be repaid and the balance of the Bridge Loan shall be reset as a term loan as provided below).

  Notwithstanding the preceding provision, if the Bridge Loan remains outstanding 180 days after the date of this Term Sheet or upon completion of the Partial Private Placement, if earlier, the Bridge Loan shall immediately be reset as a 5-year term loan at a market rate of interest to be determined, at the option of the Company, by either Credit Suisse First Boston or Morgan Stanley.

  Notwithstanding any provision of this Term Sheet to the contrary, if (i) the board of directors of the Company (a) revokes its approval of the Rights Offering (and the alternative private placement) or (b) approves an alternative financing transaction with any third party involving any securities of the Company, or (ii) the Company enters into an alternative financing transaction with a third party involving any securities of the Company, and either (i) or (ii) occurs prior to the consummation of the Rights Offering, the Full Private Placement or the Partial Private Placement, then the Bridge Loan interest rate shall automatically be reset effective as of the inception of the Bridge Loan from LIBOR to a market rate of interest to be determined, at the option of Scepter, by either Credit Suisse First Boston or Morgan Stanley and any amounts owed or owing under the Bridge Loan shall automatically be adjusted to include such market rate of interest.

  After the completion of the Rights Offering or, alternatively, the Full Private Placement or the Partial Private Placement, the Bridge Loan may be prepaid in whole or in part without any penalties at the option of the Company.

  The Bridge Loan will be subordinated to the Company's bank debt and, if permitted under the Company's credit agreement with its banks, will be secured on a subordinated basis by all tangible and intangible assets of the Company pursuant to a customary security agreement.

  The Loan Documents will contain customary default provisions, including, among others, failure by the Company to pay amounts when due and failure to perform covenants contained in this Term Sheet, the Scepter Purchase Agreement and the Loan Documents.

General Terms
Company Bylaws and Charter

Prior to the earlier of (i) the consummation of the Rights Offering or (ii) the purchase of Series B Stock by Scepter in either the Full Private Placement or the Partial Private Placement, and except as contemplated by this Term Sheet, the Company will not amend or modify or attempt to amend or modify its bylaws or charter or any other document relating to the corporate governance of the Company.

Fees and Expenses	All expenses shall be paid by the party incurring such expenses.
Governing Law	This Term Sheet is, and the Scepter Purchase Agreement and Loan Documents will be, governed by the laws of the State of California, without regard to its choice of laws provisions.
Entire Agreement

The foregoing constitutes the entire agreement between and among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and negotiations, both written and oral, between and among the parties with respect to the subject matter of this Term Sheet. The terms, covenants, obligations and conditions herein shall be binding on and inure to the benefit of the parties and their respective legal representatives, successors and assigns. This Term Sheet may be modified, changed, altered or amended only in writing signed by all parties.

Counterparts

This Term Sheet may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This Term Sheet shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Term Sheet to be duly executed on its behalf as of the day and year first above written.

COMPANY:

Aspect Communications Corporation

_____________________________________
By:
Its:

INVESTOR:

Scepter Holdings, Inc.

_____________________________________
By:
Its:

[Signature Page to Binding Term Sheet Dated January 17, 2003]